[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT,        MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

Exhibit 10.6

Separation and Release of Claims Agreement

This Separation and Release of Claims Agreement ("Agreement") is entered into by and between Arrowhead Pharmaceuticals, Inc., a Delaware corporation, on behalf of itself, its subsidiaries, and other corporate affiliates, and each of their respective employees, officers, directors, owners, shareholders, and agents (collectively individually referred to as "Arrowhead"), and James Hassard (the "Employee"), residing at   ***                                 (Arrowhead and the Employee are collectively referred to as the "Parties") as of the date of the last signature below (the "Execution Date"). This Agreement was delivered to Employee on August 19, 2021, and Employee may accept its terms on or before September 10, 2021, after which it is withdrawn by Arrowhead if not fully executed.

The Employee's last day of employment with Arrowhead was August 23, 2021 (the "Separation Date"). After the Separation Date, the Employee will not represent themselves as being an employee, officer, attorney, agent, or representative of Arrowhead for any purpose. Unless otherwise provided in this Agreement, the Separation Date is the employment termination date for the Employee for all purposes, meaning the Employee is not entitled to any further compensation, monies, or other benefits from Arrowhead, including coverage under any benefits plans or programs sponsored by Arrowhead, as of the Separation Date.

1.Return of Property. The Employee warrants and represents that they have returned all Arrowhead property, including identification cards or badges, keys, computers, telephones, credit cards, electronically stored documents or files, physical files, and any other Arrowhead property in the Employee's possession.

2.Employee Representations. The Employee specifically represents, warrants, and confirms that the Employee:

(a)has not filed any claims, complaints, or actions of any kind against Arrowhead with any court of law, or local, state, or federal government or agency;

(b)has been properly paid for all hours worked for Arrowhead;

(c)has received all commissions, bonuses, and other compensation due to the Employee, including the Employee's final paycheck for wages and any accrued but unused vacation or paid time off through and including the Separation Date; and

(d)has not engaged in and is not aware of any unlawful conduct relating to the business of Arrowhead that Employee has not disclosed to Arrowhead’s General Counsel.

If any of these statements are not true, the Employee cannot sign this Agreement and must notify Arrowhead immediately in writing of the statements that are not true. This notice will not automatically disqualify the Employee from receiving these benefits, but will require Arrowhead's review and consideration.

3.Separation Benefits. In consideration for the Employee's execution of, non-revocation of, and compliance with this Agreement, including the Employee's waiver and release of claims in Section 4, Arrowhead agrees to provide the following benefits to which the Employee is not otherwise entitled:

(a)A lump sum payment of $335,608.36, less all relevant taxes and other withholdings, to be paid within 21 days of Employee’s return of this Agreement fully executed as discussed below, provided the Agreement is not timely revoked.

Notwithstanding the foregoing, no payment shall be made or begin before the Effective Date (defined below).

Employee understands, acknowledges, and agrees that these benefits exceed what the Employee is otherwise entitled to receive upon separation from employment, and that these benefits are being given in exchange for executing this Agreement, including the general release. The Employee further acknowledges no entitlement to any additional payment or consideration not specifically referenced in this Agreement.

4.Release.

(a)Employee's General Release and Waiver of Claims

In exchange for the consideration provided in this Agreement, the Employee and the Employee's heirs, executors, representatives, administrators, agents, and assigns (collectively, the "Releasors") irrevocably and unconditionally fully and forever waive, release, and discharge Arrowhead, including each member of Arrowhead's parents, subsidiaries, affiliates, predecessors, successors, and assigns, and all of their respective officers, directors, employees, and shareholders, in their corporate and individual capacities (collectively, the "Released Parties") from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys' fees) of any kind whatsoever, whether known or unknown, from the beginning of time through the date of the Employee's execution of this Agreement (collectively, "Claims"), including, without limitation, any claims under any federal, state, local, or foreign law, that Releasors may have, have ever had, or may in the future have arising out of, or in any way related to the Employee's hire, benefits, employment, termination, or separation from employment with Arrowhead and any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter, including but not limited to:

(i)any and all claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act (with respect to existing but not prospective claims), the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act (with respect to unvested benefits), the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Age Discrimination in Employment Act, the Uniform Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, the California Fair Employment and Housing Act, the California Constitution, the California Labor Code, the Wisconsin Fair Employment Act, the Wisconsin Wage Claim and Payment Law, all as amended, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released;

(ii)any and all claims arising under tort, contract, and quasi-contract law, including but not limited to, claims of breach of an express or implied contract, wrongful or retaliatory discharge, fraud, defamation, negligent or international infliction of emotional distress, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, false imprisonment, nonphysical injury, personal injury or sickness, or any other harm;

(iii)any and all claims for compensation of any type whatsoever, including but not limited to, claims for salary, wages, bonuses, commissions, incentive compensation, vacation, sick pay, and severance that may be legally waived and released;

(iv)and all claims for monetary or equitable relief, including but not limited to attorneys' fees, back pay, front pay, reinstatement, experts' fees, medical fees or expenses, costs, and disbursements.

However, this general release of claims excludes, and the Employee does not waive, release, or discharge (A) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, or other similar federal or state administrative agencies, although the Employee waives any right to monetary relief related to any filed charge or administrative complaint; (B) claims that cannot be waived by law, such as claims for workers' compensation or unemployment benefits; and (C) defense and/or indemnification rights the Employee may have against Arrowhead.

If the Employee applies for unemployment benefits, Arrowhead shall not actively contest it. However, Arrowhead will respond truthfully, completely, and timely to any inquiries by the Employment Development Department concerning the termination of the Employee's employment.

(b)Waiver of California Civil Code Section 1542

This Agreement is intended to be effective as a general release of and bar to all claims as stated in this Section. Accordingly, the Releasors expressly waive all rights under Section 1542 of the California Civil Code, which states, A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY. The Employee acknowledges that the Employee may later discover claims or facts in addition to or different from those which the Employee now knows or believes to exist with regards to the subject matter of this Agreement, and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, the Releasors waive any and all Claims that might arise as a result of such different or additional claims or facts.

(c)Specific Release of ADEA Claims

In further consideration of the payments and benefits provided to the Employee in this Agreement, the Releasors irrevocably and unconditionally waive, release, and discharge the Released Parties from any and all Claims, whether known or unknown, from the beginning of time through the date of the Employee's execution of this Agreement arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations. By signing this Agreement, the Employee acknowledges and confirms that:

(i)the Employee has read this Agreement in its entirety and understands all of its terms;

(ii)by this Agreement, the Employee has been advised in writing of the right to consult with an attorney of the Employee's choosing before signing this Agreement;

(iii)the Employee knowingly, freely, and voluntarily agrees to all of the terms and conditions in this Agreement including, without limitation, the waiver, release, and covenants;

(iv)the Employee is executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which the Employee is otherwise entitled;

(v)the Employee was given at least twenty-one (21) days to consider the terms of this Agreement and consult with an attorney of Employee's choice, although the Employee may sign it sooner if desired and changes to this Agreement, whether material or immaterial, do not restart the running of the 21-day period;

(vi)the Employee understands that the Employee has seven (7) days after signing this Agreement to revoke the release in this paragraph by delivering notice of revocation to Jane Davidson at Arrowhead Pharmaceuticals, Inc., 177 E. Colorado Blvd., Suite 700, Pasadena, CA 91105 by overnight or hand delivery before the end of this seven-day period; and

(vii)the Employee understands that the release in this paragraph does not apply to rights and claims that may arise after the date on which the Employee signs this Agreement.

The payment obligations of this Agreement shall not become effective until the eighth (8th) day after the Employee and Arrowhead execute this Agreement (the Effective Date"). No payments due to the Employee under this Agreement shall be made before the Effective Date. If the Employee revokes the Agreement, no payments shall be made.

5.Post-Termination Obligations and Restrictive Covenants.

(a)Acknowledgment

The Employee understands and acknowledges that by virtue of the Employee's employment with Arrowhead, the Employee had access to and knowledge of Confidential Information, was in a position of trust and confidence with Arrowhead, and benefited from Arrowhead's goodwill. The Employee understands and acknowledges that Arrowhead invested significant time and expense in developing the Confidential Information and goodwill.

The Employee further understands and acknowledges that the restrictive covenants below are necessary to protect Arrowhead's legitimate business interests in its Confidential Information and goodwill. The Employee further understands and acknowledges that Arrowhead's ability to reserve these for the exclusive knowledge and use of Arrowhead is of great competitive importance and commercial value to Arrowhead and that Arrowhead would be irreparably harmed if the Employee violates the restrictive covenants below.

(b)Confidential Information

The Employee understands and acknowledges that during the course of employment by Arrowhead, the Employee has had access to and learned about confidential, secret, and proprietary documents, materials, and other information, in tangible and intangible form, of and relating to Arrowhead and its businesses ("Confidential Information"). The Employee further understands and acknowledges that this Confidential Information and Arrowhead's ability to reserve it for the exclusive knowledge and use of Arrowhead is of great competitive importance and commercial value to Arrowhead, and that improper use or disclosure of the Confidential Information by the Employee might cause Arrowhead to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages, and criminal penalties.

For purposes of this Agreement, Confidential Information includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic, or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, work-in-process, databases, records, articles, material, sources of material, supplier information, vendor information, financial information, results, legal information, design information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, costs, formulae, notes, communications, algorithms, product plans, designs, models, ideas, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, and manufacturing information, of Arrowhead or its businesses or any existing or prospective customer, supplier, investor, or other associated third party, or of any other person or entity that has entrusted information to Arrowhead in confidence.

The Employee understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Employee understands and agrees that Confidential Information developed by the Employee in the course of the Employee's employment by Arrowhead is subject to the terms and conditions of this Agreement as if Arrowhead furnished the same Confidential Information to the Employee in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Employee, provided that such disclosure is through no direct or indirect fault of the Employee or person(s) acting on the Employee's behalf.

(c)Disclosure and Use Restrictions

(i)Employee Covenants. The Employee agrees and covenants:

(A)to treat all Confidential Information as strictly confidential;

(B)not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of Arrowhead) not having a need or authority to know and use the Confidential Information in connection with the business of Arrowhead and, in any event, not to anyone outside of the direct employ of Arrowhead; and

(C)not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of Arrowhead, except as allowed by applicable law.

The Employee understands and acknowledges that the Employee's obligations under this Agreement regarding any particular Confidential Information begin immediately and shall continue until the Confidential Information has become public knowledge other than as a result of the Employee's breach of this Agreement or a breach by those acting in concert with the Employee or on the Employee's behalf.

(ii)Permitted Disclosures. Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Employee shall promptly provide written notice of any such order to an authorized officer of Arrowhead.

Nothing in this Agreement prohibits or restricts the Employee (or the Employee's attorney) from filing a charge or complaint with the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), or any other securities regulatory agency or self-regulatory authority, the National Labor Relations Board (NLRB), the Occupational Safety and Health Administration (OSHA), or any other federal or state regulatory authority ("Government Agencies"). The Employee further understands that this Agreement does not limit the Employee's ability to communicate with any securities regulatory agency or authority or otherwise participate in any investigation or proceeding that may be conducted by any securities regulatory agency or authority in connection with reporting a possible securities law violation without notice to Arrowhead. This Agreement does not limit the Employee’s right to receive an award for information provided to any securities regulatory agency or authority.

(iii)Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement:

(A)The Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(B)If the Employee files a lawsuit for retaliation by Arrowhead for reporting a suspected violation of law, the Employee may disclose Arrowhead's trade secrets to the Employee's attorney and use the trade secret information in the court proceeding if the Employee: (1) files any document containing the trade secret under seal; and (2) does not disclose the trade secret, except pursuant to court order.

6.Non-Disparagement. The Employee agrees and covenants that the Employee shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning Arrowhead or its businesses, or any of its employees, officers, or directors, now or in the future.

This Section does not, in any way, restrict or impede the Employee from exercising protected rights, including rights under the National Labor Relations Act (NLRA) or the federal securities laws, including the Dodd-Frank Act, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order

7.Successors and Assigns.

(a)Assignment by Arrowhead.

Arrowhead may freely assign this Agreement at any time. This Agreement shall inure to the benefit of Arrowhead and its successors and assigns.

(b)No Assignment by the Employee

The Employee may not assign this Agreement in whole or in part. Any purported assignment by the Employee shall be null and void from the initial date of purported assignment.

8.Governing Law, Jurisdiction, and Venue. This Agreement and the Employee's employment by Arrowhead, for all purposes, shall be governed by and construed in accordance with the laws of California without regard to conflicts of law principles that would require the laws of any other jurisdiction to apply. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought in any state or federal court located in the state of California, Los Angeles County.

9.Entire Agreement. Unless specifically stated, this Agreement contains all the understandings and representations between Arrowhead and the Employee relating to the subject matter in this Agreement and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter; provided, however, that nothing in this Agreement modifies, supersedes, voids, or otherwise alters the Employee's existing confidentiality and invention disclosure and assignment obligations under any separate agreements, which shall remain in full force and effect.

10.Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Employee and by an officer of Arrowhead. No waiver by either Party of any breach by the other party of any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the Parties in exercising any right, power, or privilege under this Agreement operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

11.Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties with any such modification to become a part of and treated as though originally set forth in this Agreement.

The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement instead of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems necessary to carry out the intent and agreement of the Parties as embodied in this Agreement to the maximum extent permitted by law.

The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. If any provision of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable, provisions had not been set forth in it.

12.Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

13.Counterparts. The Parties may execute this Agreement in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart's signature page of this Agreement by facsimile, email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.

14.No Admission of Liability. Nothing in this Agreement shall be construed as an admission by Arrowhead of any wrongdoing, liability, or noncompliance with any federal, state, city, or local rule, ordinance, statute, common law, or other legal obligation.

15.Notices. All notices under this Agreement must be given in writing by regular or express mail at the addresses indicated in this Agreement.

16.Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A), or any exemption under Section 409A and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, Arrowhead makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall Arrowhead be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

17.Notice of Post-Termination Obligations. Employee agrees to notify any subsequent employer of the restrictive covenants referenced in this Agreement. In addition, the Employee authorizes Arrowhead to provide a copy of the restrictive covenants referenced in this Agreement to third parties, including but not limited to, the Employee's subsequent, anticipated, or possible future employer.

18.Acknowledgment of Full Understanding. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS FULLY READ, UNDERSTANDS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE EMPLOYEE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF EMPLOYEE'S CHOICE BEFORE SIGNING THIS AGREEMENT. THE EMPLOYEE FURTHER ACKNOWLEDGES THAT THE EMPLOYEE'S SIGNATURE BELOW IS AN AGREEMENT TO RELEASE ARROWHEAD PHARMACEUTICALS, INC. FROM ANY AND ALL CLAIMS THAT CAN BE RELEASED AS A MATTER OF LAW.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date above.

Arrowhead Pharmaceuticals, Inc.
By /S/ Chris Anzalone Name: Chris Anzalone Title: Chief Executive Officer Date: August 27,2021
James Hassard
Signature: /S/ James Hassard_____________ Date: August 24, 2021